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                                                                   Exhibit 10.33

CONTRACT FOR MANAGEMENT SERVICES ENTERED INTO ON August 29, 1997 BY ONE PARTY LIBBEY INC., organized under the laws of the State of Delaware REPRESENTED BY ARTHUR H. SMITH REFERRED TO HENCEFORTH AS LIBBEY AND BY THE OTHER PARTY, VITROCRISA, S.A. DE C.V., REFERRED TO HENCEFORTH AS "VITROCRISA" REPRESENTED BY ROBERTO RUBIO BEING THE RECIPIENT OF THE ADMINISTRATIVE SERVICES THAT THROUGH THIS MEDIUM "LGA 3" WILL PROVIDE

                                  INTRODUCTION

         Vitro, Sociedad Anonima, a Mexican corporation ("VITRO") and Libbey a corporation organized under the laws of the State of Delaware, desire to establish a joint business venture to manufacture in Mexico and to market, distribute, and sell glass tableware and related industrial glass products in North America, Central America, and South America, which manufacturing activities were formerly carried on by Vitrocrisa as a subsidiary of Vitro. Vitrocrisa wishes to receive certain services from Affiliates of Libbey which Libbey and Vitro wish to be made available to Vitrocrisa. To achieve these goals, Libbey (and certain of its subsidiaries) and Vitro (and certain of its subsidiaries) entered into that certain Master Investment Agreement dated August 15, 1997 (the "MASTER INVESTMENT AGREEMENT"). Pursuant to the Master Investment Agreement, Vitro will acquire 51 Series A Shares, which represents fifty-one percent and LGA 3 Corp., a subsidiary of Libbey, will acquire 49 Series B Shares, which represents forty-nine percent of the voting capital stock of Vitrocrisa.

                                 R E C I T A L S

I. Arthur H. Smith states that his principal Libbey is a corporation organized and constituted according to the laws of the State of Delaware, with corporate headquarters in the City of Toledo, Ohio.

         a) That it has commercial and industrial ties with various companies in the United States of America, some of which are dedicated to the production of glass articles, and

         b) That its Affiliates have the experience, necessary installations and personnel properly trained to provide the services material to this Contract.

II. Roberto Rubio states on the other hand that his principal, "VITROCRISA" is also a Mexican corporation duly organized and constituted according to the laws of the land with corporate headquarters in the city of Monterrey, Nuevo Leon.

         a) That its corporate objective is the production and sale of all types of glass articles.


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         b)       Likewise, that it wishes to take advantage of and use the
                  services that Libbey can provide.

         Now, therefore, and by reason of the previous recitals and other valuable consideration, both parties agree on the following:

                                  C L A U S E S

FIRST:   DEFINITIONS

         The following terms shall have the meanings set forth beside such terms when used in this Agreement.

         1) "AFFILIATE" means with respect to each Person, any other Person or party which at the relevant time, directly or indirectly, controls, is controlled by, or is under common control with, such person. The term "CONTROL" as used with respect to any Person or party, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person or party, whether through the ownership of voting securities, by contract, or otherwise.

         2) "FOODSERVICE CHANNEL OF DISTRIBUTION" means sales to foodservice sector of distributors, foodservice importers, hotels, restaurants, chain restaurants, bars, casinos, airlines, cruise lines, breweries, microbreweries, hospitals, health care facilities, penal institutions, colleges, all eating and drinking establishments, independent cutters and decorators, and warehouse clubs; internet sales in all the above segments; and all other generally acknowledged distributor and end-user segments of the traditional foodservice the country specified.

         3) "GLASS TABLEWARE" means those products and glass product lines illustrated in the current 1997 catalogs of Libbey Glass, Vitrocrisa, Crisa, and WorldCrisa; all glass products of the type sold by Libbey Glass or Vitrocrisa into the Foodservice, Industrial, Premium, or Retail Channels of Distribution, including products previously sold, currently sold and future and future new products destined for application in the Foodservice, Industrial, Premium, and Retail Channels of Distribution.

         4) "INDUSTRIAL CHANNEL OF DISTRIBUTION" means sales to candle packers, religious candle markets, distilleries, wineries, floral distributors, mounters and fabricators, the cosmetic industry, and all other generally acknowledged segments of the traditional industrial sector of the country specified.

         5) "INDUSTRIAL GLASSWARE" means coffee pots, meter covers, glass covers for cooking ware, blender jars, and lighting fixtures sold to OEMs.

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         6)       "OEM" means original equipment manufacturer.

         7) "PERSON" will be broadly construed to mean an individual, corporation, partnership, association, trust, unincorporated organization, governmental entity, or other entity or group.

         8) "PREMIUM CHANNEL OF DISTRIBUTION" means sales for use as a premium or to promote another product, including, without limitation, sales for such purposes to customers in the fast food industry, oil industry, soft-drink industry, supermarket continuity industry, premium packaging, and all other generally acknowledged segments of the traditional premium and incentive sector of the country specified.

         9) "REPRESENTATIVES" shall mean, with respect to any Person, such Person's owners, stockholders, partners, directors, officers, employees, agents, consultants, advisors (including, without limitation, auditors, engineers, financial analysts, financial managers and attorneys), and lenders;

         10) "RETAIL CHANNEL OF DISTRIBUTION" means sales to retail distributors, mass merchant discount stores, department stores, specialty retail stores, craft stores, supermarkets, factory outlet stores, dinnerware companies, flea markets, door-to-door direct sales, wholesale outlets, gift shops, potteries, catalog showrooms, warehouse clubs, home shopping networks, internet sales for consumer use, private label sales for any class of retailer, importers, and all other generally acknowledged segments of the traditional retail sector of the country specified.

         11) "TECHNICAL INFORMATION" means all facts, data, documents, know-how, drawings, specifications and the like of a technical nature relating to the manufacture of Glass Tableware and Industrial Glassware used commercially by Libbey or any of its Affiliates during the term of this Agreement, but excluding
                  (a) information which by reason of any contract restriction or other restriction Libbey and its Affiliates are precluded from disclosing to Vitrocrisa, (b) information which is the subject of a then current and valid patent of any country of the world, or is the subject of any patent application which is pending for a patent or, with respect to any invention within two years after its conception and reduction to practice, is being considered as a subject for patent protection, or (c) information which is designated in writing as a Trade Secret by Libbey or any of its Affiliates.

         12) "TRADE SECRET" means that Technical Information which has been designated in writing by Libbey or any of its Affiliates as Trade Secret Information and is not publicly available from any other source.



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SECOND:  PURPOSE

         Subject to the terms and conditions of this Contract, "Libbey" is required to cause its Affiliates to provide the following services that "Vitrocrisa" requests with respect to the general areas described below:

         1)       PUBLIC RELATIONS

                  Provide counsel and advice in those Public Relations matters referred to Libbey by "VITROCRISA", and which are detailed below relating to:

                  a) Federal, state and municipal authorities in the United States of America and Canada.

                  b) Chamber of Commerce and Professional and Business Associations in the United States and Canada.

                  c) National and foreign credit institutions in the United States and Canada.

         2)       FINANCIAL CONSULTATION

                  Provide consultation and advice with respect to:

                  a) The determination and evaluation of fund raising alternatives.

                  b) Negotiations to obtain credit with national and foreign institutions.

                  c) Issuance of bonds and other securities, or other means of financing.

                  d) Potential transactions with members of Libbey's bank syndicate which lend to Libbey.

         3)       NEW PRODUCT DEVELOPMENT

                  Provide consultation and advice as to new product design, new product strategy, execution of strategy and application of the procedures new packaging and structured processes used by Libbey and its Affiliates.

         4)       SALES ASSISTANCE

                  Provide part time (up to 80%) of the services of two sales persons of Libbey or its Affiliates to assist in sales in Mexico, Central and South America as Vitrocrisa may reasonably request.

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         5)       STRATEGIC PLANNING

                  Provide consultation and advice with respect to strategic planning for the purpose of providing for "VITROCRISA" the appropriate means for its strategic planning and financial planning, including such information as Libbey and its Affiliates may have as to Market Analysis, Economic Analysis and Marketing information such as focus groups, pantry checks and the like.

         6)       TECHNICAL ASSISTANCE

                  Provide such engineering services and Technical Information as Libbey and its Affiliates may have with respect to manufacturing Glass Tableware and Industrial Glassware by the blown forming process, including the entire manufacturing process from batch composition, furnace technology, blow molding and blow molds, after processing and cold end equipment and which Vitrocrisa may request for the manufacture of Glass Tableware and Industrial Glassware, provided that the provision of engineering services and Technical Information for projects such as the supply of molds and equipment, the performance of repair work, furnace rebuilds, equipment rebuilds and refurbishment, equipment design and process improvements, development of new technology, equipment and processes and other similar discrete tasks, whether accounted for as an expense or a capital expenditure, are not included in the Technical Assistance to be furnished hereunder and are not included in the Compensation set forth in Section Fifth.

         7)       LEGAL

                  Provide consultation and advice with respect to registrations before the United Patent and Trademark Office.

         8)       PURCHASING

                  Provide consultation and advice with respect to purchasing opportunities for joint purchases by Vitrocrisa and Libbey's Affiliates.

THIRD:   REQUESTS FOR SERVICE

         The services herein referred to will be provided by and in agreement with written requests, made by "VITROCRISA," to be performed by Libbey itself or by firms with which Libbey has contracted for such services to be performed.

FOURTH:  OPPORTUNITY OF SERVICES

         The services of consulting, advising, and supervising herein provided for will be provided appropriately to "VITROCRISA" within a reasonable period of time stipulated in each case by the parties.

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FIFTH:   COMPENSATION

         For services rendered by Libbey and its Affiliates in conformity with this contract, "VITROCRISA" will pay to Libbey the annual sum of One Million Dollars U. S. (US$1,000,000) plus any out of pocket expenses incurred by Libbey and its Affiliates in providing the above services and attending meetings of the Board of Directors of Vitrocrisa and its Affiliates held in Monterrey, Mexico.

         This sum will be paid monthly (one twelfth of the annual sum) and will be paid the 15th day of the following month which they were rendered. Reimbursement of out of pocket expenses will be payable against the presentation of an invoice indicating the sum to be paid and providing reasonable evidence of the expense.

SIXTH:   LICENSE AND RESTRICTED USE

                  1) Limitations. All the data, information, suggestions and other material given by Libbey and its Affiliates in reference to this Contract will be used exclusively for the benefit of "VITROCRISA" and will be subject to the obligations of Confidence set forth in this Agreement.

                  2) License. Libbey, for itself and its Affiliates, hereby grants, and agrees to cause its Affiliates to take all necessary action to grant, to Vitrocrisa, its successors and assigns, a non-transferable, non-exclusive, perpetual, royalty free right and license, without the right to sublicense, to use during the term of this Agreement all Technical Information which LGA 3 and its Affiliates may own or have the right to license to Vitrocrisa and which intellectual property is disclosed to Vitrocrisa pursuant to this Agreement provided that such right and license is limited to the fields of Glass Tableware and Industrial Glassware and is limited to the manufacture of Glass Tableware and Industrial Glassware in Mexico, Central America and South America. This license does not restrict the sale of Glass Tableware and Industrial Glassware throughout the world although no license is granted by this Agreement in any country other than as specified herein.

                  3) Disclaimer. Libbey, on behalf of itself and its Affiliates, does not make, and expressly disclaims any warranty, express or implied, regarding the intellectual property licensed hereunder, including, without limitation, any warranty that (i) use of such intellectual property will not infringe the rights of any third party and that (ii) any Technical Information included in the intellectual property is sufficient for its intended purpose.

                  4)       Confidentiality.

                           (a) Vitrocrisa shall use best efforts to maintain in
                  confidence and protect the confidentiality of all Confidential Information and shall not disclose


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                  any Confidential Information to any third party not affiliated with Vitrocrisa without the prior written consent of Libbey provided that Vitrocrisa shall be entitled to use the Confidential Information for any and all lawful purposes relating to its business, operations and activities that are within the scope of the license granted pursuant to Section 2. For purposes of this Agreement "Confidential Information" shall mean all confidential or proprietary Technical Information or other information of Libbey or any of its Affiliates relating to the manufacture of Glass Tableware and Industrial Glassware which is identified as confidential or proprietary as required by Section (c) hereof; provided, however, that the term shall not include (i) information known to Vitrocrisa prior to receipt thereof from Libbey or an Affiliate of Libbey and that is not subject to any confidentiality obligations, (ii) information which, as of the date hereof, is already in the public domain, (iii) information which, after the date hereof, becomes part of the public domain by publication or otherwise through no fault of the Vitrocrisa, (iv) information obtained by Vitrocrisa from a third party (not Affiliated with Vitrocrisa) in lawful possession of such information which is not under a confidentiality obligation to Libbey or its Affiliates from whom such information originated or (v) information that is independently developed without the benefit of the Confidential Information.

                           (b) Notwithstanding the provisions of Section 4(a),
                  Vitrocrisa may disclose Confidential Information to its Representatives provided that (i) such Representative has a need to receive such Confidential Information to perform its duties, (ii) Vitrocrisa advises such Representative of the confidential nature of the disclosed Confidential Information, and (iii) Vitrocrisa uses all reasonable efforts to cause such Representative to protect and maintain the confidentiality of the disclosed Confidential Information as provided herein.

                           (c) To be Confidential Information, all information
                  disclosed in tangible form shall be conspicuously marked confidential or proprietary at the time of initial disclosure to Vitrocrisa and information conveyed orally shall be identified as confidential or proprietary at the time of initial disclosure to Vitrocrisa and summarized in writing, conspicuously marked confidential or proprietary and given to Vitrocrisa within thirty days after the initial disclosure. Information not so identified will not be deemed to be Confidential Information.

                           (d) In the event Vitrocrisa is requested or required
                  (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or similar process), in connection with any proceeding, to disclose any Confidential Information, Vitrocrisa will give Libbey written notice of such request or requirement so that Libbey may seek an appropriate protective order or other remedy. In the event such protective order or other remedy is not obtained in a timely manner, Vitrocrisa will furnish only that portion of the Confidential Information that, in the opinion of counsel to Vitrocrisa, is legally required to be disclosed and, upon the request of Libbey, use


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                  its best efforts to obtain assurances that confidential
                  treatment will be accorded to such information.

SEVENTH: RESPONSIBILITY

         Nothing in this contract may be interpreted as:

                  a) Making Libbey and its Affiliates responsible to increase "VITROCRISA"'s sales or earnings or in some other manner guarantee "VITROCRISA"'s successful operations and,

                  b) Making Libbey and its Affiliates liable for "VITROCRISA"'s financial obligations.

                  c) Commencing any labor relationship between "VITROCRISA" and Libbey's employees, including its subsidiaries or companies owned by Libbey or its Affiliates.

                  d) Delegating of any type or authority by "VITROCRISA" or Libbey, with the understanding that Libbey and its Affiliates will make recommendations and will offer counsel in agreement with this Contract, but all pertinent decisions will depend on acts by the Board of Directors or by "VITROCRISA" functionaries.

EIGHTH:  DISPUTE RESOLUTION

                  (a) The parties to this Agreement shall exert good faith efforts to promptly resolve any controversy or claim arising out of or related to this Agreement or the breach thereof within fifteen (15) days of receipt of notice by one party from another party that such a controversy or claim exists. If the parties fail to resolve such controversy or claim within such fifteen (15) day period, they shall, unless otherwise provided in this Agreement, give notice in writing to the CEOs of Vitro and Libbey, who will meet within fifteen (15) days of receipt of such notice at a mutually acceptable time and place to attempt to resolve any such controversy or claim. In the event the CEOs fail to meet or to resolve the controversy or claim within such fifteen
         (15) day period, the controversy or claim (other than business and operational decisions customarily exercised by management in entities similar to Vitrocrisa) shall be settled by arbitration in accordance with the then existing International Arbitration Rules of the American Arbitration Association (hereinafter "AAA"), which shall commence upon one party providing the other parties with a written demand for arbitration (the "DEMAND FOR Arbitration").

                  (b) The arbitral tribunal shall be composed of three arbitrators, and Libbey and Vitro shall each appoint one arbitrator. If Libbey or Vitro fail to appoint an arbitrator within thirty (30) days after the date the claimant's Demand for Arbitration is communicated to the other parties (hereinafter the "NOTIFICATION DATE"), the AAA shall make such appointment.



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         The two arbitrators thus appointed shall attempt to agree upon the appointment of a third arbitrator to serve as chairman of the arbitral tribunal. If said two arbitrators fail to agree upon the appointment of such third arbitrator within sixty (60) days after the Notification Date, the AAA shall make such appointment. The place of arbitration shall be Dallas, Texas, United States of America. The arbitral proceeding shall be conducted in the English language.

                  (c) To the extent that they may validly so agree, the parties hereby exclude any right of appeal to any court in connection with the arbitral award. Judgment upon the arbitral award may be entered in any court having jurisdiction thereof or having jurisdiction over any party or any party's assets.

                  (d) The validity of this SECTION EIGHTH shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards or the Inter-American Convention on International Commercial Arbitration, to which Mexico and the United States of America have adhered.

                  (e) All costs of arbitration and enforcement thereof, including reasonable attorneys' fees and court costs, costs of expert witnesses, transportation, lodging, and meal costs of the parties and witnesses, costs of transcript preparation, and other reasonable and necessary direct and incidental costs shall be apportioned to one or more of the parties by a majority of the arbitrators as they deem appropriate. In the event any party to this Agreement commences legal proceedings to enforce the arbitral award, the expense of such litigation (including reasonable attorneys' fees and costs of court) shall be borne by the party or parties not prevailing therein.

NINTH:   NOTICES

         All notices, demands, requests, and other communications given hereunder shall be made in writing in English and shall be delivered in person or by courier or overnight delivery service (delivery charge prepaid) or telecopy (provided that the telecopy is confirmed by notice by certified mail, courier, or overnight delivery service). Any notice, demand, request, or other communication shall be effective only if and when it is received by the addressee. For the purposes of the foregoing, the addresses and telecopier numbers of the parties hereto are as follows:

                  If to Vitrocrisa, such notices shall be addressed to:

                           Vitrocrisa, S.A. de C.V.
                           Doblado 1627 Nte.
                           Col. Terminal
                           Monterrey, N.L.  64580
                           Attn:  Director General   Fax No. (528) 329-3009

                  or to any subsequent address of which Vitrocrisa may notify LGA 3 in writing.

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                  If to Libbey, such notices shall be addressed to:

                           Libbey Inc.
                           300 Madison Ave.
                           Toledo, Ohio 43699-0060 or 43604
                           Attn: General Counsel    Fax No.: 419-325-2111

                  or at any subsequent address of which LGA 3 may notify Vitrocrisa in writing.

TENTH:   DURATION

         The term of this contract will commence beginning on the date of this Agreement and unless otherwise mutually agreed by Libbey and Vitro end on the date that either Libbey or an Affiliate of Libbey, on the one part, or Vitro or an Affiliate of Vitro, on the other part, cease to own, directly or indirectly, at least twenty-five percent (25%) of the total issued and outstanding voting shares of Vitrocrisa. Notwithstanding the above, in the event Libbey and its Affiliates cease generally to provide one or more of the services described above to Libbey and its Affiliates, Libbey may on six months advance written notice terminate such service to Vitrocrisa provided however that the fee for services so terminated may be adjusted if and as appropriate for the reduction in services.

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         In witness whereof, and for stability and further legal effects, the instant Contract is signed by the parties on the date mentioned above.

LIBBEY INC.                                  VITROCRISA, S.A. DE C.V.


/s/ A. H. Smith, Vice President              /s/ Roberto Rubio
-----------------------------------          -----------------------------------
WITNESS                                      WITNESS


/s/ Claudio Del Ville                        /s/ [ILLEGIBLE SIGNATURE]

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